Exhibit 10.1

CHARTER COMMUNICATIONS, INC.
VALUE CREATION PLAN

1.           Effective Date.  This Value Creation Plan (the “Plan”) of Charter Communications, Inc. (the “Company”) is effective as of January 9, 2009 (the “Effective Date”), and shall remain in effect until the payment of all benefits earned and payable hereunder.

2.           General.  The Plan shall consist of two components, the Restructuring Value Program (the “RVP”) and the Cash Incentive Program (the “CIP”).  Each Participant (as defined below) shall participate in both components of the Plan.  The compensation provided under the Plan is intended to be in addition to all other compensation payable to Participants under any employment agreement in effect with the Company or its direct or indirect subsidiaries.

3.           Participants Covered.  Each person listed on Exhibit A shall become a participant in the Plan as of the Effective Date (each such person, a “Participant”).  The Board of Directors of the Company (the “Board”) may elect to add additional participants in the Plan after the Effective Date and such individuals shall be considered to be Participants as of the date specified by the Board.

4.           The Restructuring Value Program.  The RVP component of the Plan provides a one-time cash incentive payment to Participants to motivate and reward them for achieving specified cash management goals in connection with the Company’s financial restructuring.

a.           Bonus Amounts.  Exhibit A sets forth the “RVP Target Bonus” for each Participant under the RVP component of the Plan.  The actual amount payable under the RVP component of the Plan to a Participant (the “RVP Bonus”) shall be the Participant’s RVP Target Bonus unless otherwise determined in writing by the Chief Executive Officer of the Company (the “CEO”) at any time prior to the Vesting Date (as defined below).  Notwithstanding anything to the contrary contained herein, the CEO may decrease (including to zero) any Participant’s RVP Target Bonus or RVP Bonus at any time prior to the Vesting Date.  Any such reduction shall be used to increase the amounts otherwise payable under the RVP component of the Plan to one or more other Participants, as selected by the CEO, it being understood that the CEO may not increase his own RVP Target Bonus or RVP Bonus without the consent of both (i) the Board and (ii) if prior to the Qualified Emergence Date, the Committee.  Notwithstanding anything in the Plan to the contrary, the aggregate amount of the RVP Bonuses  payable under the Plan shall not exceed the amount listed as “Total” under the RVP Target Bonus column on Exhibit A, as of the date hereof.

b.           Vesting.  A Participant shall vest in the right to receive the RVP Bonus on the earliest to occur of (i) the occurrence of the Qualified Emergence Date, (ii) the occurrence of a Change in Control, (iii) the date of the Participant’s termination of employment with the Company and its direct and indirect subsidiaries due to death or disability or (iv) the termination of the Participant’s employment with the Company and its direct and indirect subsidiaries by the Company for a reason other than Cause or by the Participant for Good Reason, in each case, after the effective date of the Company’s Chapter 11 plan of reorganization (the “Emergence Date”) (the first such date to occur, the “Vesting Date”).  Notwithstanding the foregoing, a Participant shall forfeit any right to the RVP Bonus if, prior to the Emergence Date, the Participant’s employment with the Company and its direct and indirect subsidiaries is terminated for any reason other than death or disability or if, on or after the Emergence Date and prior to a Change in Control or Qualified Emergence Date, the Participant’s employment with the Company and its direct and indirect subsidiaries is terminated other than as a result of a Qualifying Termination.

c.           Payment of RVP Bonus.  The Company shall pay each Participant who has vested in the right to receive an RVP Bonus pursuant to Section 4.b. an amount equal to 100% of the Participant’s RVP Bonus in a cash lump sum within 15 days following the applicable Vesting Date for each such Participant.  Notwithstanding the foregoing, as a condition to the receipt of any RVP Bonus, the Participant shall be required to execute and deliver to the Company within 15 days following the applicable Vesting Date, an agreement in a form reasonably satisfactory to the Company that releases all claims related to the calculation and payment of the RVP Bonus.  The Company shall be required to deliver such release to the Participant within 10 days following the applicable Vesting Date.

5.           The Cash Incentive Program.  The CIP component of the Plan provides for the payment of cash incentive payments to Participants for the achievement of individual performance goals in each of the three Fiscal Periods following the Emergence Date.

a.           Target Bonus Amounts.  Exhibit A sets forth the “CIP Target Bonus” for each Participant under the CIP component of the Plan for each Fiscal Period.  Notwithstanding anything the contrary contained herein, the CEO may decrease (including to zero) any Participant’s CIP Target Bonus at any time prior to a Vesting Date (to be defined by substituting “Emergence Date” for “Qualified Emergence Date”).  Any such reduction shall be used to increase the CIP Target Bonuses of one or more other Participants, as selected by the CEO, it being understood that the CEO may not increase his own CIP Target Bonus without the consent of the Board and, prior to the Qualified Emergence Date, the Committee.  In addition, a Participant’s CIP Target Bonus shall be adjusted in accordance with Section 5.b.

b.           Performance Goals.  For each Fiscal Period, the CEO shall establish objective and reasonably attainable individual performance goals subject to the good faith approval by the Board (it being understood that such performance goals for the CEO shall be mutually agreed upon in good faith by the Board and the CEO and shall be reasonably consistent with the performance goals established for other executive officers) (the “Performance Goals”) within 30 days following the Emergence Date.  Each Participant who is employed by the Company or its direct or indirect subsidiaries on the last day of such Fiscal Period shall earn an amount (the “CIP Bonus”) equal to the Participant’s CIP Target Bonus multiplied by the degree to which the Performance Goals were achieved, as determined by the CEO, subject to the good faith review and approval by the Board.  In no event may a Participant earn more than 100% of the Participant’s CIP Target Bonus.

c.           Payment of CIP Bonus.  The Company shall pay each Participant who has earned a CIP Bonus in accordance with Section 5.b. a cash lump sum in an amount equal to 100% of such CIP Bonus no later than 15 days after the end of the applicable Fiscal Period.  Notwithstanding the foregoing, a Participant shall earn and be paid in a cash lump sum an amount equal to such Participant’s aggregate CIP Target Bonuses reduced by the aggregate amount previously paid to such Participant under this CIP component of the Plan within 15 days of the first to occur of (i) a Change in Control or (ii) the date of the Participant’s Qualifying Termination that occurs after the Emergence Date.  A Participant shall immediately forfeit any right to receive any CIP Bonus if, prior to the date on which such CIP Bonus is earned hereunder, (A) the Participant’s employment with the Company and its direct and indirect subsidiaries is terminated for a reason other than a Qualifying Termination, or (B) the Participant’s employment is terminated for any reason prior to the Emergence Date.  Notwithstanding the foregoing, as a condition to the receipt of any CIP Bonus, the Participant shall be required to execute and deliver to the Company within 15 days following the date the Participant’s right to receive such CIP Bonus vests hereunder, an agreement in a form reasonably satisfactory to the Company that releases all claims related to the calculation and payment of the CIP Bonus.  The Company shall be required to deliver such release to the Participant within 10 days following the date the Participant’s right to receive such CIP Bonus vests hereunder.

6.           Section 409A.  To the extent necessary to avoid imposition on the Executive of a penalty tax pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), any distribution payable as a result of a Participant’s termination of employment shall be deferred for six months and one day after such termination.  Each payment hereunder shall be considered to be a separate payment for purposes of Section 409A of the Code.

7.           Definitions.

a.           “Cause” shall have the meaning set forth in any currently effective employment agreement by and between the Participant and the Company or any of its direct or indirect subsidiaries or, if there is no such contract or the term “Cause” (or any similar term) is not defined therein, “Cause” shall have the meaning set forth in the Company’s 2001 Stock Incentive Plan.

b.           “Change in Control” shall mean the occurrence of any of the following events:

(i)
 an acquisition of any voting securities of the Company by any “Person” or “Group” (as those terms are used for purposes of Section 13(d) or 14(d) of the Exchange Act of 1934, amended (the “Exchange Act”)), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty-five percent (35%) or more of the combined voting power of the Company’s then outstanding voting securities; provided, however, that voting securities which are acquired in a “Non-Control Transaction” (as hereinafter defined) assuming that the acquisition of voting securities for this purpose qualifies as  Merger (as hereinafter defined) shall not constitute a Change in Control; and provided further that an acquisition of Beneficial Ownership of less than fifty percent (50%) of the Company’s then outstanding voting securities by any Equity Backstop Party (as defined in the Joint Plan) or the Allen Entities (as defined in the Joint Plan) shall not be considered to be a Change in Control under this clause (i);

(ii)
the individuals who, as of immediately after the Emergence Date, are members of the Board (the “Incumbent Board”), cease for any reason to constitute a majority of the Board; provided, however, that if the election, or nomination for election by the Company’s common stockholders, of any new director (excluding any director whose nomination or election to the Board is the result of any actual or threatened proxy contest or settlement thereof) was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board;

(iii)
the consummation of a merger, consolidation or reorganization with or into the Company or in which securities of the Company are issued (a “Merger”), unless such Merger is a Non-Control Transaction. A “Non-Control Transaction” shall mean a Merger where: (1) the stockholders of the Company, immediately before such Merger own directly or indirectly immediately following such Merger more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the entity resulting from such Merger or its controlling parent entity (the “Surviving Entity”), (2) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such Merger constitute at least a majority of the members of the board of directors (or similar governing body) of the Surviving Entity, and (3) no Person other (X) than the Company, its subsidiaries or affiliates or any of their respective employee benefit plans (or any trust forming a part thereof) that, immediately prior to such Merger was maintained by the Company or any subsidiary or affiliate of the Company, or (Y) any Person who, immediately prior to such Merger had Beneficial Ownership of thirty-five percent (35%) or more of the then outstanding voting securities of the Company, has Beneficial Ownership of thirty-five percent (35%) or more of the combined voting power of the outstanding voting securities or common stock of the Surviving Entity; provided that this clause (Y) shall not trigger a Change in Control solely because, after such Merger, any Equity Backstop Party or any Allen Entity has Beneficial Ownership of more than thirty-five percent (35%) but less than fifty percent (50%) of the combined voting power of the outstanding voting securities or common stock of the Surviving Entity;

(iv)	complete liquidation or dissolution of the Company (other than where assets of the Company are transferred to or remain with subsidiaries of the Company); or

(v)
the sale or other disposition of all or substantially all of the assets of the Company and its direct and indirect subsidiaries on a consolidated basis, directly or indirectly, to any Person (other than a transfer to a subsidiary or affiliate of the Company unless, such sale or disposition constitutes a Non-Control Transaction with the disposition of assets being regarded as a Merger for this purpose or the distribution to the Company’s stockholders of the stock of a subsidiary or affiliate of the Company or any other assets).

Notwithstanding the foregoing a Change in Control shall not occur solely based on a filing of a Chapter 11 reorganization proceeding of the Company or the implementation of the Joint Plan.

c.           “Committee” mean the members of the unofficial committee of bondholders who hold certain outstanding bonds of Charter affiliates CCH I, LLC and CCH II, LLC as more fully set forth in the term sheet filed as Exhibit 10.3 to the Current Report on Form 8-K filed by Charter on February 13, 2009.

d.           “Fiscal Period” means each of the three consecutive 12-month periods commencing upon the Emergence Date.

e.           “Good Reason” shall have the meaning set forth in any currently effective employment agreement by and between the Participant and the Company or any of its direct or indirect subsidiaries or, if there is no such contract or the term “Good Reason” (or any similar term) is not defined therein, “Good Reason” shall have the meaning set forth in the Company’s 2001 Stock Incentive Plan; provided that “Good Reason” shall not be deemed to exist (i) solely by reason of the filing of a Chapter 11 reorganization proceeding by the Company or the implementation of the plan of reorganization, including the Joint Plan, (ii) due to failure to grant equity-based compensation to a Participant during the pendency of such a proceeding or (iii) due to any termination of employment by the Company or its subsidiaries for Cause.

f.           “Joint Plan” means the joint plan of reorganization of the Company, certain of its direct and indirect subsidiaries and Charter Investment, Inc., that is consistent in all material respects with the plan of reorganization under consideration by the Committee and the Company on March 12, 2009, as summarized in the most recent draft Joint Plan of Reorganization circulated by the Company prior to such date.

g.           “Qualified Emergence Date” means the Emergence Date; provided that if the Company’s Chapter 11 plan of reorganization is the Joint Plan, “Qualified Emergence Date” shall mean the date on which all or any portion of the Commitment Fees (as defined in the Joint Plan) are first payable.

h.           “Qualifying Termination” means the Participant’s termination of employment with the Company and its direct and indirect subsidiaries (i) due to the Participant’s death or disability, (ii) by the Company or its direct or indirect subsidiaries for a reason other than Cause or (iii) by the Participant for Good Reason.

8.           Miscellaneous.

a.           Withholding.  Any amounts payable hereunder shall be reduced by all required withholdings for state, federal and local employment, income, payroll or other taxes.

b.           No Right to Continued Employment.  Nothing contained in this Agreement shall be construed as a guarantee or right of any Participant to be continued as an employee of the Company or its subsidiaries or as a limitation of the right of the Company or its subsidiaries to terminate the employment of the Participant for any or no reason.

c.           Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Missouri without giving effect to the conflict of law principles thereof.

d.           Dispute Resolution.  Each of the parties agrees that any dispute between the parties regarding this Agreement shall be resolved only in the courts of the State of Missouri sitting in the City or County of St. Louis or the United States District Court for the Eastern District of Missouri and the appellate courts having jurisdiction of appeals in such courts. Without limiting the generality of the foregoing, each of the parties hereto irrevocably and unconditionally (a) submits for himself or itself in any proceeding relating to this Agreement, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Missouri sitting in the City or County of St. Louis, the court of the United States of America for the Eastern District of Missouri, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Proceeding shall be heard and determined in such courts; (b) consents that any such Proceeding may and shall be brought in such courts and waives any objection that he or it may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (c) waives all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement.

e.           Notice.  All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed given (i) when personally delivered to the recipient (provided a written acknowledgement of receipt is obtained), (ii) one (1) business day after being sent by a nationally recognized overnight courier (provided that a written acknowledgement of receipt is obtained by the overnight courier) or (iii) four (4) business days after mailing by certified or registered mail, postage prepaid, return receipt requested, to the party concerned at the address indicated below (or such other address as the recipient shall specify by ten (10) days’ advance written notice given in accordance with this Section 8(e)):

To the Company:

Charter Communications, Inc.
12405 Powerscourt Drive
St. Louis, MO 63131

To the Participant: The last address shown in the Company’s records.

f.           Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns.  The term “Company” as used herein shall include such successors and assigns.

g.           Spendthrift Clause.  No benefit, distribution or payment under the Plan may be anticipated, assigned (either at law or in equity), alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process whether pursuant to a “qualified domestic relations order” as defined in Section 414(p) of the Code or otherwise.

h.           Beneficiary Designation.  A Participant may from time to time designate, in the manner specified by the Company, a beneficiary to receive payment pursuant to Section 6 in the event of his death.  In the event that there is no properly designated beneficiary living at the time of a Participant’s death, his benefit hereunder shall be paid to his estate.

i.           Amendment. The Board may, with the consent of both (i) the CEO and (ii) if  prior to the Qualified Emergence Date, the Committee, amend this Plan from time to time; provided that any amendment that adversely affects a Participant may be adopted only with the written consent of such Participant.  The Company shall modify Exhibit A from time to time to appropriately reflect changes thereto.

IN WITNESS WHEREOF, the Company has caused this Plan to be adopted as of the Effective Date.